Exhibit 99.1

NEWS RELEASE

For Immediate Release

Nord Resources Announces Expiry of Forbearance
Agreements with Nedbank

  Nedbank declines to extend forbearance agreements regarding principal and interest payments due under credit agreement and the payment due under copper hedge agreement beyond May 13, 2010.

TUCSON, AZ, May 14, 2010 - Nord Resources Corporation (TSX:NRD/OTCBB:NRDS.OB), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, today announced that Nedbank Limited has declined to extend the forbearance agreement with respect to the scheduled principal and interest payment in the approximate amount of $2.2 million that was due on March 31, 2010 under the company's $25 million secured term-loan credit facility with Nedbank. In addition, Nedbank Capital Limited has declined to extend the forbearance agreement regarding the company's failure to make the payment of $697,869 due on April 6, 2010 under the Copper Hedge Agreement between the parties.

Nord is now in default of its obligations under the Secured Credit Facility Agreement and the full amount of the outstanding principal and accrued and unpaid interest must now be included in the company's current liabilities, together with any additional amounts payable under that Agreement. These amounts will be reflected in Nord's report on Form 10-Q for the quarter ended March 31, 2010.

Nedbank has not served Nord with a formal notice of default under the Secured Credit Facility Agreement, which is a precondition to the exercise of Nedbank's rights upon a default under the Secured Credit Facility Agreement, including the acceleration of the full amount due thereunder and institution of foreclosure proceedings against the security. Accordingly, the company intends to continue with its operations in the ordinary course, as Nord aggressively pursues certain opportunities that it has generated to refinance the company.

In addition, the company is also formally in default under the Copper Hedge Agreement with respect to the copper hedge payment that was due on April 6, 2010. The company is in the process of calculating the amount that must now be brought into its current liabilities in respect of the Copper Hedge Agreement, which will be reflected in the quarterly report on Form 10-Q for the 2010 first quarter.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the Toronto Stock Exchange (TSX) in connection with Nord's $12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX de-listing review to confirm that Nord continues to meet the TSX listing requirements. On April 30, 2010, Nord announced that the Continued Listings Committee of the TSX has decided to defer its announcement on it listing review decision to no later than May 31, 2010. Nord has been informed that the Committee will not provide any extensions beyond that date unless there is disclosure regarding an event that would allow the company to comply with the TSX's continued listing requirements. It is unclear whether Nedbank's decision to not further extend the forbearance agreements with respect to the company's Secured Credit Facility Agreement and Copper Hedge Agreements will accelerate the Continued Listings Committee's decision on the de-listing review.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including statements concerning Nord's plans to continue with its operations in the ordinary course, as it continues to pursue certain opportunities that it has generated to refinance the company.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to move forward to completion with the opportunities that it is currently working on to refinance the company, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600 ext. 223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca